COLUMBUS LIFE INSURANCE COMPANY VARIABLE UNIVERSAL LIFE

                         Commission Schedule (continued)

Pinnacle Variable Universal Life (policy series CL 75 0101)


              Policy Year                    % of Premium                 % of End of Policy Year
                                                                           Unloaned Account Value


                Year 1             [110]% of target; [3]% of excess                  0%
              Years 2 - 6          [4.5]% of target; [3]% of excess                [.25]%
             Years 7 - 12           [3]% of target; [3]% of excess                 [.25]%
               Years 13+                          0%                               [.15]%


RULES FOR COMMISSION PAYMENTS

In the event of policy lapse or surrender within twelve months from the issue date of a Policy, General Agent shall refund commissions in accordance with the following chargeback scale:



--------------------------------------------- ---------- --------- ---------- ---------- --------- ---------- ---------
# of completed months in force                0-6        7         8          9          10        11         12+
--------------------------------------------- ---------- --------- ---------- ---------- --------- ---------- ---------
% of commissions recovered                    100%       95%       90%        80%        60%       30%        0%
--------------------------------------------- ---------- --------- ---------- ---------- --------- ---------- ---------


In the event that any Policy shall terminate due to the Owner's election to return a Policy under its "Free Look" provision, General Agent shall refund 100% of the commission paid thereon to Touchstone.

Chargebacks may be applied against current and future commissions payable to General Agent.